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                                                                    EXHIBIT 99.1



         REEBOK INTERNATIONAL LTD. BOARD AMENDS SHAREHOLDER RIGHTS PLAN

Canton, MA (June 6, 2000) - Reebok International Ltd. announced today that its Board of Directors has approved an amendment to its existing shareholder rights plan which was originally adopted in 1990. Among other modifications, the amendment increases from 10% to 15% the amount of outstanding shares of the Company's common stock that any person or group of persons may acquire by purchase, tender or exchange before triggering the rights.

The amendment also extends the term of the shareholder rights plan for an additional ten years until June 14, 2010. Additionally, the amendment creates a TIDE (Three-Year Independent Director Evaluation) Committee consisting of three of the independent members of the Reebok Board who will review and evaluate the plan at least every three years to consider whether the plan continues to be in the best interest of the Company, its stockholders and any other relevant constituencies of the Company. The provisions of the amendment were adopted in response to several issues raised by the Company's shareholders.

The shareholder rights plan provides that, with certain exceptions, if a person or group acquires beneficial ownership of 15% or more of the then outstanding shares of the Company's common stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the then outstanding shares of common stock, each rightholder would be entitled to purchase shares of the Company's common stock having a market value equal to two times the exercise price of the right. The Board of Directors may redeem the rights at the redemption price of $.01 per right, subject to adjustment, at any time prior to the earlier of the date on which the rights are triggered pursuant to the plan and June 14, 2010, the expiration date of the rights.

Reebok International Ltd., headquartered in Canton, MA., is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport and Greg Norman brands, and footwear under the Polo/Ralph Lauren brand. Sales for 1999 totaled approximately $2.9 billion. Reebok can be accessed on the World Wide Web at reebok.com.



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Investor Contact:  Neil Kerman, Vice President,
                   Corporate Finance
                   (718) 401-7152

Media Contact:     Denise Kaigler, Senior Director,
                   Global Communications
                   (781) 401-7869



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